Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 2, 2015 (April 3, 2015 as to the effects of the reverse stock split and subsequent event described in Note 17), relating to the consolidated financial statements of Aduro Biotech, Inc. as of and for the years ended December 31, 2014 and 2013 (which report expresses an unqualified opinion) contained in Registration Statement No. 333-202667 on Form S-1.

/s/ Deloitte & Touche LLP

San Francisco, California

April 17, 2015